Exhibit (a)(7)

Schering Aktiengesellschaft (in the future named Bayer Schering Pharma Aktiengesellschaft)
Berlin, Germany
(German Securities Code Number 717 200,
ISIN DE0007172009)                                                                                                                                                      CONVENIENCE TRANSLATION

Invitation

Our shareholders are hereby invited to the Extraordinary General Meeting to be held on Wednesday, January 17, 2007, at 10:00 a.m. in the International Congress Center (ICC) at the corner of Neue Kantstrasse and Messedamm, 14057 Berlin (Charlottenburg), Germany.
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Agenda

Transfer of the shares of the minority shareholders in Schering AG to Bayer Schering GmbH as the main shareholder in return for adequate cash compensation pursuant to §§ 327a et seq.  German Stock Corporations Act [Aktiengesetz, "AktG"]
Bayer Schering GmbH (formerly named Dritte BV GmbH) with its registered office in Leverkusen, registered in the commercial register of the Local Court [Amtsgericht] in Cologne under HRB 52162 holds approximately (excluding the treasury shares held by Schering AG) 96.1% and, thus, more than 95% of the share capital of Schering AG. Thus Bayer Schering GmbH is the main shareholder of Schering AG within the meaning of § 327a para. 1 sentence 1 AktG and has requested the General Meeting of Schering AG to pass a resolution on the transfer of shares of the minority shareholders to the main shareholder in return for adequate cash compensation pursuant to §§ 327a et seq. AktG.
The amount of cash compensation has been determined by Bayer Schering GmbH at EUR 98.98 per share of Schering AG.
The Management Board and Supervisory Board propose the following resolution at the request of Bayer Schering GmbH:
"Pursuant to §§ 327a et seq. AktG the bearer shares of the other shareholders in Schering AG (minority shareholders) are transferred to the main shareholder, Bayer Schering GmbH with its registered office in Leverkusen, in return for adequate cash compensation to be paid by the main shareholder in the amount of EUR 98.98 for each bearer share representing a proportionate amount of the share capital of EUR 1.00."
The cash compensation to be paid by Bayer Schering GmbH bears interest from the date of the notice that the resolution on the transfer of shares has been registered in the commercial register of Schering AG at an annual rate of two percent above the current base interest rate under § 247 German Civil Code [Bürgerliches Gesetzbuch, "BGB"].
Bayer Schering AG has provided the Management Board of Schering AG with the declaration from Commerzbank AG, Frankfurt am Main, in which Commerzbank AG assumes the guarantee for the fulfillment of the obligation of Bayer Schering GmbH to pay the determined cash compensation for each transferred share in Schering AG without undue delay after the registration of the resolution on the transfer of shares in the commercial register.

Bayer Schering GmbH has shown in a written report to the General Meeting the conditions of the transfer of shares of the minority shareholders and has explained and supported the adequateness of the cash compensation.

The adequateness of the cash compensation has been confirmed by Dr. Ebner, Dr.aStolz und Partner GmbH Wirtschaftsprüfungsgesellschaft, Steuerberatungs-gesellschaft, Stuttgart, as the expert auditor selected and appointed by the District Court [Landgericht] Berlin.

Conditions of attendance

Shareholders are only entitled to attend the General Meeting and exercise their voting rights if they have submitted proof of stock ownership to the Company in text form (section 126b BGB) in German or English by the end of January 10, 2007. Proof of stock ownership must refer to the beginning of December 27, 2006 and must be provided in text form (section 126b BGB) in German or English. The registration and proof of stock ownership must be sent to the Company at the following address (registration agent):

Schering AG
c/o Deutsche Bank AG
General Meetings
60272 Frankfurt am Main, Germany.

Shareholders who wish to attend the General Meeting are requested to inform their custodian bank as soon as possible. The custodian bank will send the registration form and the proof of stock ownership in the required form to the registration agent, which will issue the admission cards for the General Meeting.

Documents available for inspection

Shareholders can inspect the following documents as of the date on which the General Meeting is convened at the business premises of

Schering AG
Legal Department
Müllerstrasse 178
13353 Berlin, Germany

and on the Internet at www.schering.de, under “Investor Relations/Corporate Governance/General Meeting”:
1.     the draft resolution on the transfer of shares;
2.     the annual financial statements and management reports of Schering AG for the previous three fiscal years 2003, 2004 and 2005, as well as the corporate group financial statements and the corporate group management report of Schering AG for the previous three fiscal years 2003, 2004 and 2005;

Schering Aktiengesellschaft (in the future named Bayer Schering Pharma Aktiengesellschaft)
Berlin, Germany
(German Securities Code Number 717 200,
ISIN DE0007172009)                                                                                                                                                      CONVENIENCE TRANSLATION

3.    the report of the main shareholder prepared by Bayer Schering GmbH pursuant to § 327c para. 2 sentence 1 AktG;

4.    the request by Bayer Schering GmbH for the transfer of shares and the confirmation and specification of the request for the transfer of shares by Bayer Schering GmbH;
5.    the guarantee declaration from Commerzbank AG; and

6.    the audit report on the adequateness of the cash compensation prepared by the expert auditor selected and appointed by the District Court [Landgericht] Berlin, Dr. Ebner, Dr. Stolz und Partner GmbH,aWirtschaftsprüfungsgesellschaft, Steuerberatungsgesellschaft, Stuttgart, pursuant to § 327c para. 2 sentence 2 through 4 AktG.

The above-mentioned documents will also be available at the General Meeting. Upon request, each shareholder will be provided with a copy of the above-mentioned documents without undue delay and free of charge. We ask to submit corresponding requests by telefax to

Schering AG,
Legal Department
13342 Berlin
Germany

Fax no.: +49 (0) 30 – 468 14086

Proxy voting

Voting rights may be exercised via an authorized representative, including a shareholders’ association. Proxies must be issued in writing.

The Company aims to facilitate the use of proxy voting by its shareholders. The Management Board has therefore appointed two proxies who will exercise the voting rights assigned to them in accordance with the assigning shareholders’ instructions. This option is open to all shareholders who neither wish to attend in person nor wish to commission their custodian bank or another third party to exercise their voting rights.

Shareholders who wish to nominate the proxies appointed by the Company as their proxies require an admission card for the General Meeting. This should be ordered as soon as possible from the custodian bank concerned. The form of proxy for the proxies appointed by the Company is attached to the admission card. If required, it should be detached from the admission card, completed, signed, and the original sent by mail, or both sides of the form faxed, to the following address by January 15, 2007:

Schering AG
c/o Computershare HV-Services AG
Carl-Zeiss-Strasse 6/8
85247 Schwabhausen
Germany

Fax no.: +49 (0) 8138 –  9306 9980

Holders of American Depositary Receipts (ADRs) should use the proxy card to exercise their voting rights, and should complete this and return it to their custodian bank. To attend the General Meeting, ADR holders are asked to apply for a guest card from JP Morgan Chase Bank, N.A., Attn. Mr. Russell Crane, Tel. +1 (302) 552 0334. Guest card holders are not entitled to exercise voting rights.

Proposals for resolutions

Proposals for resolutions made by shareholders must be submitted to the following address only, by fax if possible:

Schering AG
Legal Department
13342 Berlin
Germany

Fax no.: +49 (0) 30 – 468 14086

Valid proposals for resolutions received from shareholders within the specified period will be published without undue delay on the Internet at www.schering.de under “Investor Relations/Corporate Governance/General Meeting”. Any statements made by the administration will also be published at the Internet address above.

Berlin, December 8, 2006

The Management Board